EX 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 (No. 333-140607), a Post Effective Amendment No. 3 to Form SB-2 (Nos. 333-140607 and 333-126399) for the registration of 62,230,147 shares of common stock, of our reports dated March 12, 2008 relating to the consolidated balance sheets of Bionovo, Inc. (“Bionovo”), as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2007, 2006 and 2005 and for the period from inception, February 1, 2002 through December 31, 2007, and the effectiveness of internal control over financial reporting of Bionovo, Inc., as of December 31, 2007 which appear in Bionovo, Inc.’s Annual Report on Form 10K filed with the Securities and Exchange Commission. Our report expressed an unqualified opinion and included an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment, effective as of January 1, 2006.

We also consent to the reference to us under the headings “Experts” in such Registration Statement.

PMB Helin Donovan, LLP

San Francisco, California

August 6, 2008